Exhibit 99.1

IMAX NAMES GAIL BERMAN AND JEN WONG TO BOARD OF DIRECTORS

Award-Winning Entertainment Executive Berman Brings Decades of Experience

across Film, Television, Digital, and Broadway

Currently Chief Operating Officer of Reddit, Wong has Led Strategy and Growth

for Leading Global Media Brands

NEW YORK — March 6, 2023 — IMAX Corporation (NYSE: IMAX) today announced two new appointments to its Board of Directors: Gail Berman and Jen Wong. An award-winning executive with a diverse career across film, television, digital media, and Broadway, Berman is currently Chair and Chief Executive Officer of production studio The Jackal Group. Wong is a celebrated business leader who is currently Chief Operating Officer of Reddit, and has led digital sales and strategy across global media firms including PopSugar and AOL, as well as Time Inc., where she served as COO and President of Digital.

“As we continue to diversify and grow the IMAX business across platforms and around the world, we continue to bring new expertise onto our Board and both Gail and Jen have deep, proven experience across the media and entertainment landscape,” said Rich Gelfond, CEO of IMAX.

“Gail is one of the most successful and respected executives in entertainment, and her expertise will be valuable as we look to further strengthen our partnerships with studios and filmmakers around the world, while bringing new experiences into IMAX,” he continued.

“Jen has built and scaled some of the most recognizable digital media brands in the world, and her guidance and insights will help further our expansion of IMAX technology across platforms and screens.”

Said Berman: “As our industry continues to address historic disruption, IMAX has proven itself to be a mission-critical entertainment brand, a partner to talent and filmmakers, and a portal to exceptional entertainment experiences. I look forward to joining Rich Gelfond and my other board members to contribute to the next generation of the IMAX story.”

Said Wong: “IMAX is a unique company that sits at the heart of technology and entertainment. It’s a household brand with global recognition, beloved by many. I am thrilled to join Rich Gelfond and the Board of Directors to continue building this legacy.”

Berman is recognized as one of the most prolific content creators in entertainment, having launched award-winning properties for television, film, digital, and the Broadway stage. As the Chair and Chief Executive Officer of The Jackal Group, she oversees the production studio’s slate across scripted and unscripted television, feature films, and commercial theater. The company’s feature film projects include Baz Luhrmann’s Academy Award®-nominated “Elvis”, MGM’s “The Addams Family 2”, and the forthcoming Terry McMillan adaptation “I Almost Forgot About You” with NBC/Universal. Among many other TV projects in active development, Berman is an executive producer of the current hit Netflix series “Wednesday”.

Prior to The Jackal Group, Berman was co-founder and co-owner of BermanBraun, a multiplatform media production company. Earlier, Berman was President of Paramount Pictures, where she oversaw the studio’s film slate, and President of Entertainment for Fox Broadcasting Company. Among the many honors she’s received throughout her career, Berman has been named among Fortune’s 50 Most Powerful Women in America and Forbes’ 100 Most Powerful Women in the World. Berman served as President of the Producers Guild of America from 2018 – 2022.

Wong has deep expertise across the media industry, with a focus on building successful consumer digital businesses for leading global media portfolios and brands, including Time Inc., PopSugar, and AOL. Wong has been Chief Operating Officer of Reddit since 2018 and in her role oversees business strategy and growth for the global community and discussion platform. During her tenure, Jen has led the growth of Reddit’s advertising business, evolved the platform’s content and advertising policies, and expanded the brand and company to international markets including the UK, France, Germany, Australia and Canada.

Prior to this, Wong served as the Chief Operating Officer and President of Digital at Time Inc., where she led the consumer and digital businesses for some of the world’s leading media brands, such as People, Fortune, Time, Real Simple, Food & Wine, Travel + Leisure, across digital advertising, video, paid consumer services, and licensing. Wong also served as Chief Business Officer at PopSugar and Senior Vice President and General Manager of Lifestyle and Global Head of Business Operations at AOL.

An influential and highly visible executive across the digital media industry, Wong was number one on Fast Company’s 2022 Queer 50 list. She also serves on the boards of consumer banking firm Discover Financial Services and mobile ad tech company Marfeel Solutions, as well as nonprofit organization the Ad Council.

About IMAX Corporation

IMAX, an innovator in entertainment technology, combines proprietary software, architecture, and equipment to create experiences that take you beyond the edge of your seat to a world you’ve never imagined. Top filmmakers and studios are utilizing IMAX systems to connect with audiences in extraordinary ways, making IMAX’s network among the most important and successful theatrical distribution platforms for major event films around the globe. Streaming technology company SSIMWAVE, an IMAX subsidiary, is a leader in AI-driven video quality solutions for media and entertainment companies.

IMAX is headquartered in New York, Toronto, and Los Angeles, with additional offices in London, Dublin, Tokyo, and Shanghai. As of December 31, 2022, there were 1,716 IMAX systems (1,633 commercial multiplexes, 12 commercial destinations, 71 institutional) operating in 87 countries and territories. Shares of IMAX China Holding, Inc., a subsidiary of IMAX Corporation, trade on the Hong Kong Stock Exchange under the stock code “1970.”

IMAX®, IMAX® Dome, IMAX® 3D, IMAX® 3D Dome, Experience It In IMAX®, The IMAX Experience®, An IMAX Experience®, An IMAX 3D Experience®, IMAX DMR®, DMR®, Filmed For IMAX™, IMAX LIVE™, IMAX Enhanced™, IMAX nXos®, SSIMWAVE® and Films to the Fullest®, are trademarks and trade names of the Company or its subsidiaries that are registered or otherwise protected under laws of various jurisdictions. For more information, visit www.imax.com. You may also connect with IMAX on Instagram (www.instagram.com/imax), Facebook (www.facebook.com/imax), Twitter (www.twitter.com/imax), YouTube (www.youtube.com/imaxmovies) and LinkedIn (www.linkedin.com/imax).

For additional information please contact:

Investors:

Jennifer Horsley

jhorsley@imax.com

212.821.0154

Media:

Mark Jafar

mjafar@imax.com

212.821.0102